Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective the 15th day of August, 2016 (the “Effective Date”), by and among Central Federal Corporation (the “Corporation”), its wholly-owned subsidiary, CF Bank (the “Bank”, collectively with the Corporation referred to as the “Employer”), and John W. Helmsdoerfer, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Employers desire to employ the Executive and the Executive desires to be employed by the Employers in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employers and the Executive agree as follows:

1.

Employment and Term. The Executive shall serve as the Executive Vice President and Chief Financial Officer of the Bank in accordance with the terms and subject to the conditions of this Agreement from the Effective Date until December 31, 2018 (the “Initial Term”).  Employers’ Board of Directors shall review this Agreement annually commencing in 2017 and determine whether the extension of the Agreement for an additional 12 month period (each a “Renewal Term”) is appropriate in its sole and exclusive discretion.  This Agreement shall be extended for a Renewal Term unless the Employers provide the Executive with written notice of non-renewal not less than 30 days prior to the end of each calendar year beginning after December 31, 2016.  The Initial Term and any Renewal Term are collectively, the “Term.”

2.	Duties of the Executive.

(a) General Duties and Responsibilities.  The Executive shall perform the duties and responsibilities customary for the Executive’s position to the best of the Executive’s ability and in accordance with the policies established by the Corporation’s Board of Directors (the “Board”) and all applicable laws and regulations.  The Executive shall perform such other duties not inconsistent with the Executive’s position as may be assigned from time to time by the Board.

(b) Devotion of Time to the Employers’ Business.  During the Term, the Executive shall devote the Executive’s full business time, ability and attention to the faithful performance of duties under this Agreement, subject to the direction of the Board.  The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization which competes with the business of the Employers without the prior written consent of the Board; provided, however, that the Executive shall not be precluded from: (i) reasonable participation in community, civic, charitable or similar organizations; (ii) reasonable participation in industry-related activities, including, but not limited to, attending industry trade association (national and state) conventions, conferences and committee meetings and holding positions of responsibility therein; and (iii) the pursuit of personal investments which do not interfere or conflict with the performance of the Executive’s duties for the Employers.

3.	Compensation, Benefits and Reimbursements. During the Executive’s employment by the Employers during theTerm:

(a)

Salary.  The Executive shall receive an annual salary in the amount of $210,000, payable in equal installments not less often than monthly.  At least annually, the Executive’s annual salary shall be reviewed based upon the performance of the Executive and the Employers over the previous year and may be adjusted by the Board or a committee thereof, determined in its discretion, provided that in no event shall the Executive’s annual salary be less than $210,000 unless the Executive consents to a lower amount (the initial base salary as adjusted, if applicable, the “Base Salary”).
(b)

Performance Bonus.  The Executive shall be eligible to receive an annual performance bonus (the “Bonus”) contingent upon the satisfaction of performance goals established by the Employers, the Board or a committee thereof from time to time.

(c)

Employee Benefit Plans.  The Employers will permit the Executive to participate in all health and life insurance coverages, disability programs, tax-qualified retirement plans, paid holidays, perquisites, and such other benefits of employment as the Employers may provide from time to time to employees of the Employers holding similar positions as the Executive, subject to the terms and conditions of such plans, policies and programs.  Notwithstanding any provision contained in this Agreement, the Employers may discontinue or terminate at any time any employee benefit plan, policy or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and shall not be required to compensate the Executive for such discontinuation or termination.

4.Termination of Employment.

(a)	Compensation Upon Termination. Except to the extent that the Executive is terminated following a Change in Control as described in Section 4(b), dies or becomes Disabled as described in Section 4(c):
(i)

Upon termination of the Executive’s employment during the Term by the Employers without Cause or by the Executive for Good Reason, subject to the conditions set forth in Section 5, the Bank shall pay to the Executive (or to the Executive’s estate if Executive dies before all severance benefits payable under this Section 4(a)(i) have been paid) (A) an amount equal to one times the Executive’s monthly Base Salary as in effect on the date of such termination payable in equal monthly installments commencing on the first business day of the second month beginning after the Executive’s date of termination (the “Severance”) and continuing for the remaining Term, but not less than 12 months and not more than 18 months and (B) the pro rata portion (calculated based on the ratio of the number of days during such bonus performance period that the Executive was employed to the total number of days in the applicable bonus performance period) of any bonus payable to the Executive under the Employers’ incentive compensation plan with respect to the year in which Executive’s employment is terminated, payable when, if and to the extent such bonus otherwise would have been payable had Executive’s employment not been terminated.

(ii)	As additional compensation upon termination of Executive’s employment during the Term by the Employers without Cause or by the Executive for Good Reason:

(A) the Bank shall pay a lump sum payment equal to the difference between the monthly premium cost for COBRA continuation coverage for the medical insurance benefits in effect for the Executive immediately prior to such termination and the monthly premium cost of such coverage for an active employee of the Employers, multiplied by the lesser of 18 months or the number of months of Severance payments under Section 4(a)(i) above; and

(B) all stock options and other equity awards granted by the Corporation to the Executive shall be fully vested and all stock options shall remain exercisable for the full option exercise period that would have applied had the Executive remained employed.

(b)

Change of Control Benefit.  If the Bank has a Change of Control (as defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the Executive’s employment is terminated by the Bank without Cause, or by the Executive for Good Reason, before the second anniversary of the date of such Change of Control, subject to the conditions set forth in Section 5, the Bank shall pay to the Executive a lump sum cash amount equal to 1.5 times the sum of the Executive’s Base Salary and the average bonus paid to the Executive over the prior 24 month period. Such lump sum shall be paid within sixty (60) days following the Executive’s termination, provided that, if the sixty (60) day window would span two years, the payment will be made in the second year.  In addition, all stock options and other equity awards granted by the Corporation to the Executive shall be fully vested as of the date of the Change in Control and such stock options shall remain exercisable for the full option exercise period that would have applied had the Executive remained employed.

(c)

Benefit Upon Death or Disability.  Upon termination of the Executive’s employment during the Term due to the Executive’s death or Disability, the Bank shall pay to the Executive or to the Executive’s estate, as applicable, an amount equal to one times the Executive’s annual Base Salary as in effect on the date of such termination.  Such death or Disability benefit shall be paid in 12 equal monthly installments commencing on the first business day of the second month beginning after the Executive’s date of termination due to death or Disability.  The payments due under this Section 4(c) shall be offset by any benefit or payment provided by the Employers (or on behalf of the Employers) to any beneficiary of the Executive (including Executive’s estate) on account of Executive’s death or Disability, regardless of whether such benefit or payment is insured or self-insured.    In addition, all stock options granted by the Corporation to the Executive shall be fully vested as of the date of termination of Executive’s employment due to death or Disability and shall remain exercisable in accordance with the terms of the Executive’s applicable option award agreement.

(d)

No Right to Severance for Any Other Reason.  Except as otherwise provided in Section 4(a), (b) or (c), the Executive shall have no right to the payment of Severance upon termination of the Executive’s employment by the Employers for Cause, by the Executive for any reason or no reason (other than for Good Reason), as a result of the Executive’s death or Disability, or upon expiration of the Term.

(e)	Definitions. For purposes of this Agreement:
(i)

Cause:  The Employers shall have “Cause” to terminate the Executive’s  employment upon the occurrence of any of the following events:  (i) willful and continued failure to substantially perform assigned duties; (ii) gross misconduct; (iii) a material breach of any written covenant or of any term of this Agreement or any other agreement with either Employer, as determined by the Audit Committee of the Board; (iv) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with either Employer or any affiliate, or commission of a crime other than a felony which involves a breach of trust or fiduciary duty, in each case whether or not involving either Employer or any affiliate; (v) fraud, disloyalty, dishonesty or willful violation of any applicable law, rule or regulation of either Employer’s or any affiliate’s code of conduct or any other policy of either Employer or any affiliate that applies to the Executive, or (vi) issuance of an order for removal of the Executive by any agency which regulates the activities of either Employer or any affiliate.

(ii)

Disability:  The Executive shall be deemed to be “Disabled” if  the Executive suffers from (A) any mental or physical condition with respect to which the Executive qualifies for and receives benefits under a long-term disability plan of either Employer or any affiliate, or (B) in the absence of such a long-term disability plan or coverage under such plan, a physical or mental condition which, in the sole discretion of the Board or a committee thereof is reasonably expected to be of indefinite duration and to substantially prevent the Executive from fulfilling the Executive’s duties or responsibilities to the Employers.

(iii)

Good Reason:  “Good Reason” shall mean the termination of Executive’s employment by Executive that occurs within ninety (90) days after the initial existence of one or more of the following conditions arising without the consent of Executive:

a.	A material decrease in Executive’s Base Salary as compared to the Base Salary paid during the prior twelve (12) month period without Cause;
b.	Employer’s relocation of Executive’s principle office to a location more than twenty-five (25) miles outside of Columbus, Ohio;
c.	Material breach of a provision of this Agreement or of the Corporation’s incentive compensation plan by Employer; or
d.	Material diminution in Executive’s duties and responsibilities.

Notwithstanding the foregoing, the Executive shall not have Good Reason to terminate his employment unless he provides written notice to the Employer within sixty (60) days after the initial existence of the applicable condition and the Employer fails to cure such condition within 30 days after their receipt of such notice.

5. Conditions on Receipt of Severance. The Bank’s obligation to pay Severance pursuant to this Agreement is expressly conditioned upon:
(a)

Execution of Release.  The Executive’s agreement to release the Employers and all of its affiliates and their respective employees and directors from any and all claims that the Executive may have against the Employers and any affiliate and their respective employees and directors, excluding any claims for non-payment of any accrued but unpaid Base Salary or Severance, up to and including the date the Executive signs a waiver and release of claims (“Release”) in the form provided by the Bank, which shall include provisions prohibiting the Executive from competing with the Employers or any affiliate as described in and for the duration set forth in Section 6(a) of this Agreement.  The Executive acknowledges that the Executive is not entitled to receive, and shall not receive, any payments of Severance pursuant to this Agreement unless and until the Executive provides the Bank with said Release and the Release has become irrevocable, before the first day of the second month commencing after the date of the Executive’s termination.

(b)

Compliance with Covenants.  The Executive’s compliance with the covenants set forth in Section 6 of this Agreement.  If the Executive breaches any covenants set forth in Section 6 of this Agreement, the Executive shall forfeit any further right to payments of Severance and, upon receipt of written notice from either Employer requesting the same, shall promptly repay any Severance previously received under this Agreement.

6. Covenants.
(a)	Non-Solicitation. During the Executive’s employment by the Employers during the Term of this Agreement and, if applicable, for the Additional Nonsolicitation Period (as defined -4-

below) following the termination of the Executive’s employment for any reason prior to the end of the Term, the Executive shall not, directly or indirectly, for himself or through, on behalf of, or in conjunction with, any person(s) or organization, (i) solicit, contact, call upon, communicate with or attempt to communicate with any Customer of the Employers on behalf of a Competing Business for the purpose of providing products and/or services provided to its Customers of the Employers, as hereinafter defined, and/or (ii) solicit any person who is then an employee of either Employer or who has been an employee of either Employer at any time within the six months of such solicitation for the purpose of inducing such person to become an employee of, consultant to, or contractor for a Competing Business.

For purposes of this Agreement: (A) “Competing Business” means any person, business, firm, or enterprise located within a 50 mile radius of Executive’s primary work location, that is engaged in or is about to become engaged in the banking and/or financial services industry, including but not limited to, financial accounts, loans, credit and debit cards, payroll processing, merchant accounts, investment and brokerage services, financial planning, trust and estate services, retirement planning, and insurance products and services; (B) “Customer” means each and every person who does business with either Employer during the term of Executive’s employment; and (C) “Additional Nonsolicitation Period” means a period following the termination of the Executive’s employment with the Employers (prior to the expiration of the Term) which is equal to the greater of (x) one year or  (y) the number of months, if any, of Severance payments under Section 4(a)(i) hereof.

This Section 6(a) of this Agreement is reasonably necessary to protect the interests of the Employers in whose favor such agreements are imposed in light of the nature of the Employers’ business and the involvement of the Executive in such business and are reasonable and necessary to protect the legitimate business interests of the Employers and they are not greater than are necessary for the protection of the Employers in light of the substantial harm that the Employers will suffer should the Executive breach any of the provisions of said covenants or agreements.

(b)

Confidential Information. The Executive acknowledges that during the Executive’s employment he shall learn and shall have access to confidential information regarding the Employers and their customers and business.  The Executive agrees and covenants not to disclose or use for the Executive’s own benefit or the benefit of any other person or entity any confidential information, unless or until the Employers consent to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the Employers, its subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Employers. The Executive shall not otherwise knowingly act or conduct himself (i) to the material detriment of the Employers or their affiliates or (ii) in a manner which is inimical or contrary to the interests of the Employers.  Notwithstanding anything to the contrary contained in this Agreement, this Section 6(b) shall remain in effect following the termination of this Agreement.

Notwithstanding anything to the contrary in the foregoing, Executive shall not be in violation of this obligation of confidentiality if Executive is compelled to disclose confidential information of the Employers by a valid court order or other governmental order; provided, however, that the Executive shall, if reasonably practicable, first notify the Employers prior to disclosing such confidential information so as to allow the Employers to seek legal protection against the disclosure of the confidential information.

(c)	Non-Disparagement. The Executive agrees that the Executive shall not make any public statements which disparage the Employers or any of their affiliates or any of their -5-

respective directors, officers or employees.  Nothing in the foregoing is intended to prohibit the Executive from making truthful statements required by order of a court, governmental body or regulatory body having appropriate jurisdiction.

(d)

Return of Property.  The Executive agrees that, upon the Executive’s termination of employment, the Executive shall promptly return to the Employers any confidential documents or material or any other property belonging to the Employers, including keys, credits cards, and passes, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Employers or any affiliate, except any personal diaries, calendars, rolodexes or personal notes or correspondence.

(e)

Cooperation.The Executive agrees that the Executive shall be reasonably available to testify truthfully on behalf of the Employers or any affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Employers or any affiliate in all reasonable respects in any such action, suit or proceeding, by providing information and meeting and consulting with the Board, or their representatives or counsel, or representatives or counsel of the Employers or any affiliate, as requested; provided, however, that the same does not materially interfere with the Executive’s then-current professional activities, and provided that the Executive is reimbursed for any reasonable costs and expenses associated with such cooperation.

A breach by the Executive or the Employers of any of the terms or conditions of this Agreement and, in particular, this Section 6, will result in irreparable harm to the Employers or the Executive and the remedies at law for such breach may not adequately compensate the Employers or the Executive for damages suffered.  In the event of such breach, the Executive or the Employers shall be entitled to seek injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide.  If all or a portion of any of the restrictions and agreements of the Executive or the Employers contained in this Agreement, including, but not limited to this Section 6, are held to be unreasonable or unenforceable by a court of competent jurisdiction in a final order to which the Executive or the Employers is a party, the Executive and the Employers shall be bound by any lesser agreement or restriction subsumed within the terms of the invalidated provision to the maximum extent permitted by law as if the resulting covenants were originally and separately stated in this Agreement.  In the event that a court issues any such injunctive relief, the Executive and the Employers shall not be required to post any surety bond or other security for the injunctive relief to take effect.  Nothing contained herein will be construed to limit the rights of the Executive or the Employers to any remedies at law, including the recovery of damages and attorneys’ fees for breach of this Agreement.

7. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, the Executive’s beneficiaries or legal representatives without the Employers’ prior written consent; provided, however, that nothing in this Section 7 shall preclude the Executive from designating a beneficiary to receive any benefits payable hereunder upon the Executive’s death.

8. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

9. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Employers and their respective permitted successors and assigns.  For purposes of clarity, this Agreement shall continue following a Change of Control unless the Executive and the Employers (or their successor/assign) agree otherwise.

10. Taxes.  Notwithstanding anything to the contrary in this Agreement, all payments and benefits required to be made or provided by the Employers to the Executive shall be subject to withholding of such amounts relating to taxes as the Employers may reasonably determine that it should withhold pursuant to any applicable law or regulation.

11. Section 409A of the Code.  The compensation and benefits payable pursuant to this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable, and, to the maximum extent permitted by law, shall be interpreted in a manner that results in its continued compliance with or exemption from the requirements of that section.  In the event it is determined that any compensation or benefit payable pursuant to this Agreement is deferred compensation subject to Section 409A of the Code and that the Executive is a “specified employee,” within the meaning of Section 409A of the Code, then the payments of such amount or the provisions of such benefits shall not be made until the first business day that is six months following the date of the Executive’s termination or, if earlier, the date of the Executive’s death.  For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.   Any reference to the Executive’s “termination” or “termination of employment” shall mean the Executive’s “separation from service” as defined by Section 409A of the Code.

12. Golden Parachute Provisions.  Notwithstanding anything to the contrary in this Agreement, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with any statute, regulation, order or similar limitation in effect at the time the payments would otherwise be paid, including, without limitation, the requirements of 12 U.S.C. §1828(k) and/or 12 C.F.R. Part 359 and the regulations issued thereunder (a “Regulatory Limitation”).  Without limiting the foregoing, any such payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to forfeiture and return to the Employers in the event that the Employers or their successors later obtain information indicating that the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4). If any amount otherwise payable to Executive pursuant to this Agreement is prohibited or limited by any Regulatory Limitation: (i) Bank shall pay the maximum amount that may be paid under the Regulatory Limitation; and (ii) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Regulatory Limitation.

In the event that any payments pursuant to this Agreement, alone or in combination with any other compensation, are subject to the excise tax described in Section 280G of the Code and the regulations promulgated thereunder, such payments shall be reduced to the maximum amount that may be paid under Section 280G of the Code without being considered an excess parachute payment subject to the excise tax imposed by Section 4999 of the Code.

In the event that a reduction of payments is required under this Section 12, all payments that count as parachute payments will be reduced on a pro-rata basis so there would be no change to the time and form of any payment in a manner that is inconsistent with Section 409A of the Code.

13. Clawbacks. Any amounts paid to, credited to an account on behalf of, or vested to the Executive in the prior twenty-four months by either Employer under any short-term incentive compensation program, long-term incentive compensation program (including restricted stock awards under the Corporation’s 2009 Equity Compensation Plan or similar equity based programs maintained by an Employer) or under any nonqualified deferred compensation plan shall be subject to repayment within thirty (30) days upon the request of either Employer in the event that any such amount is shown to be directly attributable to materially misleading financial statements; provided, however, that in order for this Section 13 to be applicable, the Executive must have knowingly prepared such materially misleading financial statements or knowingly contributed materially misleading data which was then incorporated into such materially misleading financial statements. If an overpayment of incentive compensation results from a restatement of financial statements, Employers’ Boards of Directors shall have the discretion to consider the overpayment in awarding future incentive compensation without regard to the Executive’s role with respect to the financial statements which are restated.  In the event that a more extensive clawback right is required by law or by regulation of any exchange on which an Employer’s stock is traded, this Section 13 shall be deemed to require the minimum clawback necessary to comply with such law or regulation.

14. Amendment of Agreement. This Agreement may be amended only by mutual written agreement of the parties.

15. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

16. Headings; Severability.  The headings used in this Agreement are included solely for convenience of reference, are not part of the provisions of this Agreement and will have no force or effect.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

17. Governing Law. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio (other than laws governing conflicts of laws), except to the extent that federal law governs.

18. Survival. The provisions of Sections 5, 6 and this Section 17 shall survive the termination of this Agreement and the Executive’s termination of employment with the Employers.
19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[signature page attached]

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first set forth above.

CENTRAL FEDERAL CORPORATION

By: /s/ Robert H. Milbourne
Name: Robert H. Milbourne
Its: Director/Compensation Committee Chairman

CFBANK

By: /s/ Robert H. Milbourne
Name: Robert H. Milbourne
Its: Director/Compensation Committee Chairman

EXECUTIVE

/s/ John W. Helmsdoerfer
John W. Helmsdoerfer